Exhibit 99.1

NEWS RELEASE

 SHLOMO YANAI ELECTED NON-EXECUTIVE CHAIRMAN OF CAMBREX CORPORATION
- John R. Miller Retires -

East Rutherford, NJ – April 24, 2014 – Cambrex Corporation (NYSE: CBM, “Cambrex”)  announced today that the Board of Directors has elected Shlomo Yanai as its new Non-Executive Chairman of the Board effective immediately following the retirement of John R. Miller.  Mr. Miller has served as Non-Executive Chairman since 2008 and has been a member of the Cambrex Board of Directors since 1998.  His retirement is effective April 24, 2014.

“I would like to thank John for his exceptional leadership of the Cambrex Board and his long-standing service to Cambrex.  His contributions were critical to the evolution of our Board and the growth of the Company and we wish him the best for the future,” commented Steven M. Klosk, President and Chief Executive Officer.  “As we look forward to Mr. Yanai’s leadership as our new Chairman, we are fortunate to have the benefit of an outstanding life science leader who has previously led Teva Pharmaceutical, one of the world’s largest pharmaceutical companies, during a period of tremendous growth.  Shlomo’s in-depth knowledge of our industry will be a great asset as we look to accelerate our strategic growth initiatives.”

Mr. Yanai commented, “Cambrex has established an outstanding reputation for quality and regulatory excellence, and I look forward to continuing to work with management and the Cambrex Board in executing our strategic plans and continuing our growth trajectory.”

Mr. Yanai joined Cambrex in November 2012 as its Non-Executive Vice Chairman and as a member of the Governance Committee.  Mr. Yanai served from 2007 until mid-2012 as President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd., during which time Teva increased revenues from $8.4 billion to approximately $20 billion.  From 2003 to 2006, Mr. Yanai was the President and Chief Executive Officer of Makhteshim Agan Industries, a leading global agro-chemicals company.  Mr. Yanai also served as a member of the Board of Directors of the Bank Leumi Le-Israel, Israel’s second largest bank, LycoRed Natural Products Industries and I.T.L. Optronics Ltd.  Until his retirement from the Israeli Army in 2001 at the rank of Major General, Mr. Yanai was the head of the Strategy Planning Branch of General Headquarters of the Israel Defense Forces.  Currently, Mr. Yanai is a member of the Board of Governors of Technion, the Israel Institute of Technology and the International Advisory Board, M.B.A. program of Ben-Gurion University.   Mr. Yanai is also a member of the Board of Directors of Lumenis, Ltd., a publicly traded medical products company and an honorary member of the Board of The Institute for Policy and Strategy of the Interdisciplinary Center (IDC), Herzliya.

About Cambrex
Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (APIs), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Contact:	Stephanie LaFiura
Investor Relations Associate
Phone:	201.804.3037
Email:	stephanie.lafiura@cambrex.com